Exhibit 5.1

Marc A. Recht

T: +1 617 937 2316

mrecht@cooley.com

April 30, 2015

Minerva Neurosciences, Inc.

1601 Trapelo Road, Suite 284

Waltham, Massachusetts 02451

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Minerva Neurosciences, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus (the “Prospectus”), covering the registration for resale of 12,563,322 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), held by certain selling stockholders identified in the Prospectus (the “Shares”).

In connection with this opinion, we have examined (i) the Registration Statement and the Prospectus, (ii) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect and (iii) such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except that we have not assumed the due execution and delivery of documents by the Company). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Marc A. Recht
Marc A. Recht